For the semi-annual period ended June 30, 2013
File number 811-06674



SUB-ITEM 77C
Submission of Matters to a Vote of Security Holders


An Annual Meeting of Shareholders was held on June 14, 2013. Prior to the annual meeting of shareholders, Gregory A. Hazlett determined not to stand for election as a Class I director. At such meeting the shareholders elected one Class I and one Class II Director.


a)	Approval of Class I and II Directors

            			Affirmative		 Shares
            			votes cast 		Withheld

	Moritz A. Sell		5,414,439.565		329,270.619
	John A. Bult		5,356,689.565		387,020.619